Exhibit 99.1
Hillenbrand Expects to Report Second-Quarter Net Revenue
of $170.8 Million and Revises 2009 Guidance
•	Decreased industry-wide demand drove reduced Q2 revenues, which results in 6 percent lower full-year revenue guidance.
•	Cost reductions, including lower litigation expenses, yield a 2 percent increase in diluted earnings per share compared to previous guidance.
BATESVILLE, Ind., April 9, 2009, Hillenbrand, Inc. (NYSE:HI) — /PR Newswire-First Call/ Hillenbrand, Inc. is revising its 2009 guidance, based on lower-than-expected revenue of $170.8 million during its second fiscal quarter. For the full 2009 fiscal year, the company expects revenues to range from $650 million to $670 million, a reduction of approximately 6 percent from previous revenue guidance. In addition, GAAP diluted earnings per share have been adjusted upward to a range of $1.57 to $1.70, reflecting an increase of approximately 2 percent from prior guidance.
“Our business is dependent on the seasonal effects on burials, and the decline we’ve seen is consistent with public reports from our customers and competitors,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand, Inc. “We will manage successfully through this downturn and are taking decisive actions to ensure our long-term market presence and to manage costs without decreasing service to our customers or reducing future growth investments.”
Lower revenues in the second quarter are the result of an industry-wide decrease in demand for caskets. The largest driver of decreased demand is the very mild pneumonia and influenza season, especially compared to the prior year when the flu surpassed epidemic levels throughout much of the country. The company believes it has experienced an increased level of competition during the second fiscal quarter as competitors are similarly affected by the reduced demand.
Two other key factors are expected to have a positive effect on expenses during the remainder of the fiscal year. Prices for diesel fuel have been below the levels experienced in the previous year, and the company has recently negotiated more favorable contracts on steel and selected other commodities. In addition, litigation costs for the remainder of fiscal 2009 are expected to decline to $7 million from our previous estimate of $18.5 million because of recent court rulings in its class-action litigation. The litigation cost estimate is dependent on the potential for an appeal by the plaintiffs.
Conference Call and Webcast
Hillenbrand will report its second-quarter earnings on May 11, 2009, and will provide further details and perspectives on fiscal 2009 at that time. The conference call and webcast will take place at 11 a.m. ET Monday, May 11, 2009. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through May 10, 2010, for those unable to listen to the live webcast.

Participants may listen to the conference call by dialing 1-877-718-5092 (1-719-325-4807 for international callers). A replay of the call will be available through midnight Monday, May 25, 2009, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 7352147.
Outlook for Fiscal Year 2009
The company is adjusting its fiscal 2009 full-year guidance as follows:
•	Revenues in the range of $650 million to $670 million, compared to prior guidance of $695 million to $710 million.
•	GAAP diluted earnings per share for the year of $1.57 to $1.70, compared to prior guidance of $1.54 to $1.66. This includes the pre-tax reduction in antitrust expenses of $11.5 million resulting from favorable proceedings in the antitrust litigation.
•	Estimated diluted earnings per share, excluding certain non-operating costs (primarily antitrust litigation expenses), for the year are $1.65 to $1.78.
Hillenbrand, Inc.
(amounts in millions, except per share data)

	Fiscal year ending September 30
		FY 09 Range
	FY 08	Low	High
Net revenues	$678	$650	$670
Income before taxes	$153	$152	$162
Tax rate	39.2%	36.4%	35.4%
Net income	$93	$97	$105
Average diluted shares outstanding	63	61	61
Diluted net income per share	$1.49	$1.57	$1.70

Excluding certain non-operating costs (antitrust litigation and separation*)
Net income	$108	$101	$109
Diluted net income per share	$1.73	$1.65	$1.78

*	Non-GAAP Financial Disclosures and Reconciliations for Fiscal Year 2009

While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand. uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand, Inc.
(amounts in millions)

	12 Months Ended			Fiscal Year 2009
	September 30, 2008			Guidance Midpoint
	Pre-	Income		Pre-	Income
	Tax	Taxes	Post-Tax	Tax	Taxes	Post-Tax
GAAP income	$153.3	$60.1	$93.2	$156.9	$56.3	$100.6

Certain non-operating costs:
Antitrust litigation	3.3	1.2	2.1	7.0	2.6	4.4
Separation	15.6	2.6	13.0	0.2	0.1	0.1

Adjusted income	$172.2	$63.9	$108.3	$164.1	$59.0	$105.1

Disclosure Regarding Forward-Looking Statements

Throughout this release, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, “forward-looking statements” are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

Intend	believe	plan	expect	may	goal

Become	pursue	estimate	will	forecast	continue

Targeted	increase	higher/lower	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify “forward-looking statements.” The absence of any of these words, however, does not mean that the statement is not “forward-looking.”
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: the company’s ongoing antitrust litigation; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; failure of the company’s announced strategic initiatives to achieve expected growth, efficiencies or cost reductions; failure of the company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances; competition from nontraditional sources in the funeral services business; volatility of the company’s investment portfolio; increased costs or unavailability of raw materials; labor disruptions; the ability to retain executive officers and other key personnel; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of the company’s Annual Report on Form 10-K for the year ended Sept. 30, 2008, filed Dec. 9, 2008. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. HI-INC-F

CONTACT

Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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